                                                                   Exhibit 11.01

                         INTERPORE INTERNATIONAL, INC.
                      COMPUTATIONS OF NET INCOME PER SHARE
                     (in thousands, except per share data)
                                  (unaudited)


                                                                    Three months ended               Six months ended
                                                                          June 30,                       June 30,
                                                                 -------------------------       -------------------------
                                                                     1999          1998              1999          1998
                                                                 -----------   -----------       -----------   -----------
Net income (loss) used in the calculation of basic
     earnings per share                                          $     1,083   $    (4,321)      $     2,165   $    (3,378)
Interest on Convertible Subordinated Debentures                           67             *               134             *
                                                                 -----------   -----------       -----------   -----------
Net income (loss) used in calculation of diluted
     earnings per share                                          $     1,150   $    (4,321)      $     2,299   $    (3,378)
                                                                 ===========   ===========       ===========   ===========

Shares used in computing net income (loss) per share - basic:
     Weighted average common shares outstanding                       13,503        13,894            13,497        13,853

Effect of dilutive securities:
     Weighted average convertible preferred stock                         32             *                32             *
     Shares issuable pursuant to stock option plans                      232             *               255             *
     Shares issuable under the Convertible Subordinated
          Debentures                                                     495             *               495             *
                                                                 -----------   -----------       -----------   -----------
Shares used in computing net income (loss) per share -
     diluted                                                          14,262        13,894            14,279        13,853
                                                                 ===========   ===========       ===========   ===========

Net income (loss) per share - basic                              $       .08   $      (.31)      $       .16   $      (.24)
Net income (loss) per share - diluted                            $       .08   $      (.31)      $       .16   $      (.24)

* Effect of potentially dilutive securities would have been anti-dilutive, accordingly, the amounts are excluded from the calculation of diluted earnings per share. Shares issuable from the convertible subordinated debentures were excluded from the calculation of diluted earnings per share because their effect would have been anti-dilutive.